Exhibit 10.8

Steven L. Ortega President and Chief Executive Officer

Leslie’s Poolmart Inc. 2005 E. Indian School Rd. Phoenix, AZ 85016	602.366.3999 602.366.3942 f sortega@lesl.com lesliespool.com

October 11, 2019

Paula Baker

[*]

Dear Paula:

I am very pleased to extend to you the following offer to join Leslie’s Poolmart, Inc. (the “Company”) as our Chief People Officer, reporting directly to me. We look forward to having you join our Company and I am confident that you will be able to make significant contributions in driving the performance of our business and growth of our organization.

Effective Date: To be mutually agreed to, but we are prepared to have you start your employment with Leslie’s no later than November 4, 2019. This offer is being made to you with the requirement that you will be fully relocated to the Phoenix, AZ metropolitan area no later than January 1, 2020.

Base Salary: Your base annual salary will be $300,000.00, less normal withholdings, paid consistently with the Company’s standard payroll practices.

Incentive Compensation: Your incentive bonus will be based upon the annual results of the Company’s financial performance for the fiscal year and is governed by the Company’s bonus plan. Your target bonus payment is 50% of your annual base salary. Detailed information on our incentive compensation will be provided to you upon the acceptance of this job offer. For fiscal 2020, the Company has agreed to guarantee this payment at 100%, prorated to reflect your actual start date.

Relocation Lump Sum: The Company has agreed to grant you a lump-sum payment of $125,000.00 as a reimbursement of your relocation and temporary housing costs, assuming that you sell your primary residence in Minnesota. This benefit is payable to you as you incur costs during your move and relocation to Phoenix, AZ and will be grossed-up for normal and customary payroll tax withholdings. The final balance will be paid to you upon the completion of your relocation to Phoenix, AZ.

CONFIDENTIAL AND PERSONAL

Executive Offer Letter to Paula Baker, October 11, 2019

Signing Bonus: The Company has agreed to grant you a one-time signing bonus of $75,000.00, payable to you 90 days after your start date. The payment will be subject to normal and customary payroll tax withholdings.

Equity Incentive: You will be qualified to participate in the Leslie’s Management Incentive Plan. We anticipate that the recommendation for your grant of a significant equity incentive, granted in the form of 375,000 profit units in Bubbles Holdings LP (Bubbles Holdings LP owns 100% of Leslie’s equity) will be presented at the next regular meeting of the Board. You will receive more details on this award from Steven Weddell, our EVP and CFO.

Benefits: You will receive the executive fringe benefits provided through Company programs, subject to and on a basis consistent with the terms and conditions of any such plans. Such benefits currently include plans such as the 401(k) retirement plan, medical and life insurance, four weeks of vacation, company paid executive physicals and certain paid holidays. You will receive more detailed information about our benefits program from the Human Resources Department.

This job offer is contingent upon passing customary reference and background checks and as we must include in all offers of employment, your employment is at-will, and therefore, your employment and compensation can be terminated at any time, at your option or the Company’s option. This letter does not represent an employment contract, rather an offer of employment and description of benefits.

Paula, we are excited to have you join the Leslie’s executive leadership team and I am personally looking forward to working closely with you. I am certain that you will find our Company and succeeding with our team to be very gratifying and personally rewarding. We have a great deal of confidence in you and I recognize your ability to add significant value to our business.

If there is anything that I can do to help you with this important decision, please let me know.

Very truly yours,

/s/ Steven L. Ortega
Steven L. Ortega
President and Chief Executive Officer

Accepted by:

Paula F. Baker	Date

CONFIDENTIAL AND PERSONAL